EXHIBIT 14


                           CODE OF ETHICAL CONDUCT FOR
                     SENIOR FINANCIAL OFFICERS AND MANAGERS
                        ADOPTED BY THE BOARD OF DIRECTORS
                                ON JULY 28, 2004


     This Code of Ethical Conduct (this "CODE") of National Scientific Corporation (the "COMPANY") provides principles to which the chief executive officer, chief financial officer and all other senior financial managers set forth on Schedule A hereto (the "FINANCIAL MANAGERS") are expected to adhere and advocate. In carrying out his or her responsibilities to the Company, each Financial Manager should, to the best of his or her knowledge and ability, adhere to, promote and advocate the following principles and responsibilities governing his or her professional and ethical conduct and:

     1. Conduct his or herself with honesty and integrity and avoid actual or apparent conflicts of interest between his or her personal and professional relationships and disclose to the Chairman of the Audit Committee and the General Counsel of the Company any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

     2. Provide full, fair, accurate, timely and understandable disclosure in internal reports as well as documents filed with or submitted to the Securities and Exchange Commission or used in public communications by or on behalf of National Scientific Corporation and its subsidiaries and affiliates.

     3. Comply with applicable rules and regulations of federal, state and local governments and other private and public regulatory agencies, including but not limited to the Securities and Exchange Commission.

     4. Act in good faith, responsibly, with due care, competence and diligence and without knowingly misrepresenting material facts or allowing his or her independent judgment to be subordinated.

     5. Respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise legally obligated to make disclosure.

     6. Promptly report to the Chairman of the Audit Committee AND the General Counsel any breach of this Code of which he or she becomes aware.



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                           SCHEDULE A (TO EXHIBIT 14)

                               FINANCIAL MANAGERS



Michael Grollman
Graham Clark